Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following sets forth unaudited pro forma condensed consolidated financial information of Atlas Growth Partners, L.P. (the “Partnership”) prepared in accordance with Article 11 of Regulation S-X. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and the Partnership’s consolidated financial statements and related notes and other financial information included in its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The unaudited pro forma condensed consolidated financial information is based on, and has been derived from, the Partnership’s historical consolidated financial statements.

On September 1, 2021, the Partnership executed its sale of its Eagle Ford shale assets, pursuant to a purchase and sale agreement with Texas American Resources Company II, LLC (“Properties Sold”).

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2021 and statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021 give pro forma effect to the Eagle Ford shale sale as if it occurred on June 30, 2021 (in the case of the balance sheet) or January 1, 2020 (in the case of the statements of operations).

The unaudited pro forma condensed consolidated financial information includes unaudited pro forma adjustments that are factually supportable and directly attributable to the respective transactions. In addition, the unaudited pro forma adjustments are expected to have a continuing impact on the Partnership’s results. The Partnership has prepared the unaudited pro forma condensed consolidated financial information for illustrative purposes only and it does not purport to represent what the results of operations or financial condition would have been had the respective transactions actually occurred on the dates indicated, nor does the Partnership purport to project the results of operations or financial condition for any future period or as of any future date. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

ATLAS GROWTH PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2021

(in thousands)

	Historical June 30, 2021	Pro Forma Adjustments		Pro Forma June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,559	$4,315	(a)	$5,874
Accounts receivable	934	(934)	(a)	-
Prepaid expenses and other	224			224
Total current assets	2,717	3,381		6,098
Property, plant and equipment, net	4,534	(4,534)	(a)	-
Total assets	$7,251	$(1,153)		$6,098
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$593	$(505)	(a)	$88
Accrued liabilities	3,375	(178)	(a)	3,197
Total current liabilities	3,968	(683)		3,285
Asset retirement obligations	244	(244)	(a)	-
Commitments and contingencies
Partners’ capital:
Total partners’ capital	3,039	(226)		2,813
Total liabilities and partners’ capital	$7,251	$(1,153)		$6,098

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATLAS GROWTH PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except per share and unit data)

	Six Months Ended June 30, 2021	Pro Forma Adjustments		Pro Forma Six Months Ended June 30, 2021
Revenues:
Natural gas revenue	$42	$(42)	(b)	$—
Oil revenue	1,854	(1,854)	(b)	-
NGLs revenue	105	(105)		-
Total revenues	2,001	(2,001)		-
Costs and expenses:
Gas and oil production	629	(629)	(b)	-
General and administrative	663	(129)	(b)	534
General and administrative – affiliate	1,140			1,140
Depreciation, depletion and amortization	257	(257)	(b)	—
Total costs and expenses	2,689	(1,015)		1,674
Net loss	$(688)	$(986)		$(1,674)
Allocation of net loss attributable to common limited partners and the general partner:
Common limited partners' interest	$(674)			$(1,640)
General partner's interest	(14)			(34)
Net income attributable to common limited partners per unit:
Basic and Diluted	$(0.03)			$(0.07)
Weighted average common limited partner units outstanding:
Basic and Diluted	23,300			23,300

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATLAS GROWTH PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share and unit data)

	Year Ended December 31, 2020	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2020
Revenues:
Natural gas revenue	$56	$(56)	(b)	$-
Oil revenue	2,672	(2,672)	(b)	-
NGLs revenue	125	(125)		-
Total revenues	2,853	(2,853)		-
Costs and expenses:
Gas and oil production	1,289	(1,289)	(b)	-
General and administrative	1,572	(147)	(b)	1,425
General and administrative – affiliate	2,710			2,710
Depreciation, depletion and amortization	899	(899)	(b)	-
Asset impairment	4,020	(4,020)	(b)	-
Total costs and expenses	10,490	(6,355)		4,135
Net loss	$(7,637)	$3,502		$(4,135)
Allocation of net loss attributable to common limited partners and the general partner:
Common limited partners' interest	$(7,485)			$(4,052)
General partner's interest	(152)			(83)
Net income attributable to common limited partners per unit:
Basic and Diluted	$(0.32)			$(0.17)
Weighted average common limited partner units outstanding:
Basic and Diluted	23,300			23,300

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

ATLAS GROWTH PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Eagle Ford Asset Sale Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2021:

(a)

Reflects the elimination of assets and liabilities and resulting loss on asset sale of $0.2 million related to the Properties Sold and the Properties Subject to 2nd Close, as well as the net proceeds from the sale of the properties of $4.3 million, which included customary purchase price adjustments.

Eagle Ford Asset Sale Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following adjustments have been made to the accompanying unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020:

(b)	Represents the elimination of gas and oil production revenues and expenses for the Properties Sold.